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                                                                    EXHIBIT 3.2


                             ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                         AMERICAN HOMESTAR CORPORATION


         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation.

                                  ARTICLE ONE.

         The name of the Corporation is American Homestar Corporation.

                                  ARTICLE TWO.

         The following amendment to the Restated Articles of Incorporation was adopted by the shareholders of the Corporation on the 16th day of June, 1998.

         The amendment alters Article Four of the Restated Articles of Incorporation to read in its entirety as follows:

                                 "ARTICLE FOUR

                  The aggregate number of shares of capital stock that the corporation will have authority to issue is 55,000,000, 50,000,000 of which will be shares of Common Stock, having a par value of $.05 per share, and 5,000,000 of which will be shares of preferred stock, without par value.

                  Preferred stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of preferred stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers (but no greater than one vote per share), designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law."




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                                                                    EXHIBIT 3.2



                                 ARTICLE THREE.

         The number of shares of the Corporation outstanding at the time of such adoption was Seventeen Million Two Hundred Seventy-Four Thousand Six Hundred Sixty-Seven (17,274,667); and the number of shares entitled to vote thereon was Seventeen Million Two Hundred Seventy-Four Thousand Six Hundred Sixty-Seven (17,274,667).

                                 ARTICLE FOUR.

         The number of shares that voted for the amendment was Twelve Million Four Hundred Seven Thousand Twenty-Eight (12,407,028), the number of shares that voted against the amendment was Three Million One Hundred Eighty Thousand Two Hundred Eighty-Six (3,180,286) and the number of shares that abstained from voting for the amendment was One Thousand Two Hundred Sixty-Three (1,263).

         DATED this 29th day of July, 1998.


                                            American Homestar Corporation

                                            By:/s/ Craig A. Reynolds
                                               ---------------------
                                            Name:    Craig A. Reynolds
                                            Title:   Secretary